Exhibit 99.1

Media Hotline: 1-888-326-6694
Consumer Resource Center: 1-800-732-6643

Contact:	Chuck Greener	Janis Smith
	202-752-2616	202-752-6673

Number:	4355a

Date:	May 6, 2008
Fannie Mae Reports First Quarter 2008 Results;
Announces Equity Offering to Increase Capital
And an Expected Reduction in Common Stock Dividend
WASHINGTON, DC — Fannie Mae (FNM/NYSE) today reported financial results for the quarter ended March 31, 2008. The company reported a net loss of ($2.2 billion), compared with a fourth quarter 2007 net loss of ($3.6 billion). First quarter 2008 results were driven primarily by increased revenues from net interest income and guaranty fee income, which were more than offset by fair value losses and credit-related expenses due to adverse market conditions. These conditions included a significant widening of credit spreads, and higher-than-expected home price declines and loan loss severity during the quarter. The mortgage credit book of business grew by three percent, and estimated market share increased to approximately 50 percent of new single-family mortgage-related securities issued. Core capital totaled $42.7 billion at the end of the quarter, $5.1 billion above the company’s current regulatory requirements.
The company also announced its plan to raise $6 billion in new capital through public offerings of common stock, non-cumulative mandatory convertible preferred stock and non-cumulative, non-convertible preferred stock. The new capital will enable Fannie Mae to maintain a strong, conservative balance sheet, enhance long-term shareholder value, and provide stability to the secondary mortgage market.
Fannie Mae said that its regulator, the Office of Federal Housing Enterprise Oversight (OFHEO), had lifted the May 2006 Consent Order, and would reduce the current OFHEO-directed requirement from 20 percent capital to 15 percent upon the successful completion of the company’s capital-raising plan. The company said OFHEO also indicated its intention to reduce the capital surplus by an additional 5 percentage points to a 10 percent surplus requirement in September 2008, based upon the company’s continued maintenance of excess capital well above OFHEO’s regulatory requirement, and no material adverse change to the company’s ongoing regulatory compliance.
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Fannie Mae Reports First Quarter 2008 Results
Page Two
As part of the company’s announced plan to raise capital, Fannie Mae’s Board of Directors said it intends to reduce the company’s quarterly common stock dividend beginning with the third quarter of 2008 to $0.25 per share, which will make available approximately $390 million of capital annually.
In addition, Fannie Mae plans to announce a series of new initiatives called “Keys to Recovery” on a conference call with investors and analysts in connection with today’s Form 10-Q filing. The new effort is geared toward providing liquidity, stability and affordability to the housing and mortgage markets for the long term, keeping struggling borrowers in their homes, assisting prospective homebuyers with home purchases, and stabilizing communities affected by the mortgage market downturn. The initiatives include 1) a new refinancing option for up-to-date but “underwater” borrowers with loans owned by Fannie Mae that will allow for refinancing up to 120 percent of a property’s current value; 2) a renewal and expansion of the company’s partnership with the state Housing Finance Agencies to provide $10 billion in financing for qualified, first-time homebuyers; 3) in partnership with Self-Help Credit Union, a new initiative that allows families in hard-hit communities to reside in foreclosed properties on a rent-to-own basis and 4) new jumbo-conforming loans will be priced flat to conforming for portfolio asset acquisition through the end of the year.
First Quarter 2008 Overview
•	Net loss of ($2.2 billion), or ($2.57) per diluted share, compared with a ($3.6 billion) net loss, or ($3.80) per diluted share, for the fourth quarter of 2007. Key drivers of first quarter results were as follows:
•	Net revenues rose to $3.8 billion from $3.1 billion in the fourth quarter of 2007, as guaranty fee income increased by $131 million and net interest income increased by $554 million. The increase in net revenues reflects growth in the guaranty business, higher guaranty fees, and lower debt costs.

•	Mark-to-market fair value losses rose to ($4.4 billion) from ($3.4 billion) in the fourth quarter of 2007, primarily due to continuing adverse market conditions, including a decline in interest rates that resulted in fair value losses on derivatives, and significant widening of credit spreads that resulted in fair value losses on trading securities.
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Fannie Mae Reports First Quarter 2008 Results
Page Three
•	Credit-related expenses — the provision for credit losses plus foreclosed property expenses — rose to $3.2 billion from $3.0 billion in the fourth quarter of 2007, primarily due to an increase in charge-offs. This reflects higher defaults and average loan loss severities, driven by national home price declines and weak economic conditions in the Midwest.
•	Combined loan loss reserves increased to $5.2 billion as of March 31, 2008 from $3.4 billion as of December 31, 2007, as the company substantially increased its loan loss reserves to reflect losses it believes will be recorded over time in charge-offs.

•	Total mortgage credit book of business grew by 3 percent during the quarter to $3.0 trillion as of March 31, 2008, compared with $2.9 trillion as of December 31, 2007.

•	Core capital as of March 31, 2008 was $42.7 billion compared with $45.4 billion as of December 31, 2007, exceeding the statutory minimum capital requirement by $11.3 billion, and exceeding the statutory minimum capital requirement plus the 20 percent OFHEO-directed capital surplus requirement by $5.1 billion.

•	Losses on certain guaranty contracts have been eliminated, beginning January 1, 2008, and going forward, in connection with the company’s adoption of Statement of Financial Accounting Standards No. 157, Fair Value Measurements (SFAS 157). This change is described starting on page 11 of this release and in the company’s Form 10-Q filed today.

•	Beginning in April 2008, the company implemented fair value hedge accounting with respect to its derivatives used to hedge, for accounting purposes, the interest rate risk related to some of its mortgage assets. This change is described on page 12 in this release.

•	Estimated fair value of net assets as of March 31, 2008 was $12.2 billion, compared with $35.8 billion as of December 31, 2007. The decline was due primarily to the impact of market volatility and home price declines, and also pricing changes on the company’s existing guaranty obligations in connection with the adoption of SFAS 157. This change is described on page 11 of this release.

•	Shareholders’ equity was $38.8 billion as of March 31, 2008, compared with $44.0 billion as of December 31, 2007.
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Fannie Mae Reports First Quarter 2008 Results
Page Four
“During the first quarter we saw heightened volatility in the secondary mortgage market, credit spreads that widened out to 22-year highs, and home prices that fell faster than expected,” said President and Chief Executive Officer Daniel H. Mudd. “Our first quarter results, although an improvement over the last quarter, reflect these challenging market conditions. That said, we achieved another quarter of growth in our book of business and market share, and solid revenue growth from both our guaranty and investment businesses. This is likely to be the story for the months ahead — a painful cure from the housing correction — and incredibly healthy opportunities from our resurgent role at the center of the recovery. Both are happening at the same time.”
Mudd added, “The additional capital we’re raising will bolster our ‘protect and grow’ strategy — it will allow us to maintain a strong, conservative balance sheet through the housing correction, pursue growth opportunities to enhance long-term shareholder value, and provide liquidity and stability to the secondary market. Having a larger capital cushion will permit us to operate and grow from a position of strength.”
Summary of 1st Quarter 2008 Results
Consolidated Financial Results

(dollars in millions)	Q1 2008	Q4 2007(1)	Variance	Q1 2007(1)	Variance

Net interest income	$1,690	$1,136	$554	$1,194	$496
Guaranty fee income	1,752	1,621	131	1,098	654
Trust management income	107	128	(21)	164	(57)
Fee and other income	227	214	13	277	(50)

Net revenues	3,776	3,099	677	2,733	1,043
Fair value losses, net	(4,377)	(3,439)	(938)	(566)	(3,811)
Investment gains (losses), net	(111)	(915)	804	295	(406)
Losses from partnership investments	(141)	(478)	337	(165)	24
Losses on certain guaranty contracts (2)	—	(386)	386	(283)	283
Credit-related expenses	(3,243)	(2,973)	(270)	(321)	(2,922)
Administrative expenses	(512)	(651)	139	(698)	186
Other non-interest expenses	(505)	(427)	(78)	(104)	(401)

Losses and expenses	(8,889)	(9,269)	380	(1,842)	(7,047)
Income (loss) before federal income taxes and extraordinary losses	(5,113)	(6,170)	1,057	891	(6,004)
Benefit for federal income taxes	2,928	2,623	305	73	2,855
Extraordinary losses, net of tax effect	(1)	(12)	11	(3)	2

Net income (loss)	$(2,186)	$(3,559)	$1,373	$961	$(3,147)

Diluted earnings (loss) per common share	$(2.57)	$(3.80)	$1.23	$0.85	$(3.42)

(1)	Certain amounts have been reclassified to conform to the current presentation.

(2)	Q1 2008 reflects a change in valuation methodology in conjunction with the adoption of SFAS 157 on January 1, 2008.
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Fannie Mae Reports First Quarter 2008 Results
Page Five
“Our revenues grew and our net loss narrowed in the first quarter, but our results were driven overwhelmingly by market-valuation losses on derivatives and trading securities, and our increase in charge-offs and the provision for credit losses,” Executive Vice President and Chief Financial Officer Stephen M. Swad said. “Going forward, we expect our financial results to continue to be affected by the difficult market. However, the implementation and adoption of new accounting standards and business practices should have the effect of reducing the market-related volatility impact on capital.”
Net revenues: First quarter 2008 net revenues of $3.8 billion represent a 21.8 percent increase from the fourth quarter of 2007 and a 38.2 percent increase from the first quarter of 2007. Key drivers included:
•	Guaranty fee income rose to $1.8 billion, or 8.1 percent over the fourth quarter of 2007, reflecting three percent quarterly growth in the guaranty book of business, and a one basis point, or 3.5 percent, increase in the average effective guaranty rate, to 29.5 basis points. The increase in average effective guaranty fee rate was due in part to accretion of guaranty obligation related to losses recognized at the inception of certain guaranty contracts into income, which totaled $297 million for the first quarter of 2008.

•	Net interest income rose to $1.7 billion, or 48.8 percent, over the fourth quarter of 2007, as the tax-equivalent net interest yield increased to 86 basis points from 62 basis points. Lower debt costs contributed to the increase in net interest yield. The largest impact on net interest income during the quarter resulted from the redemption of step-rate debt, at levels greater than prior quarters, and the reversal of interest accrued on the debt because it was called before all the interest was paid. Backing out this item in each quarter, the tax-equivalent net interest yield grew 12 basis points over the fourth quarter, and net interest income grew by 29.1 percent.
Losses and expenses: First quarter 2008 losses and expenses of $8.9 billion represent a 4.1 percent decrease from the fourth quarter of 2007, and compare with $1.8 billion in the first quarter of 2007. Key drivers included:
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Fannie Mae Reports First Quarter 2008 Results
Page Six
•	Credit-related expenses, which totaled $3.2 billion, including a $1.8 billion addition to the combined loss reserves, compared with $3.0 billion (including a $2.0 billion addition to the loss reserves) in the fourth quarter of 2007. Credit losses for the quarter were driven primarily by loans originated between 2005 and 2007 in states experiencing home price declines or economic weakness.

•	Net fair value losses, which increased to $4.4 billion, compared with $3.4 billion in the fourth quarter of 2007. The primary driver was derivatives fair value losses as interest rates fell during the quarter. A second driver was an increase in fair value losses on trading securities, primarily due to a significant widening of credit spreads during the first quarter of 2008, which more than offset the positive impact that the decline in interest rates during the quarter had on the value of these securities.
Business Overview
•	Single-Family Credit Guaranty book of business grew by three percent during the quarter to $2.7 trillion as of March 31, 2008, compared with $2.6 trillion at the end of the fourth quarter of 2007. The market share of new single-family mortgage-related securities issued reached an estimated 50.1 percent for the first quarter, compared to 48.5 percent for the fourth quarter of 2007. The serious delinquency rate in the single-family book as of March 31, 2008, increased to 1.15 percent, from 0.98 percent as of December 31, 2007, and single-family credit-related expenses increased by 9.8 percent from the previous quarter to $3.3 billion.

•	Housing and Community Development’s multifamily guaranty book of business grew by 3.6 percent in the first quarter to $153.9 billion as of March 31, 2008, compared with $148.6 billion as of December 31, 2007. Multifamily credit-related expenses decreased from an expense of $10 million in the fourth quarter of 2007 to income of $11 million in the first quarter of 2008.

•	Capital Markets’ mortgage portfolio balance remained relatively flat at $716.5 billion as of March 31, 2008, driven by liquidations of $23.6 billion, portfolio sales of $13.5 billion, and purchases of $35.5 billion.
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Fannie Mae Reports First Quarter 2008 Results
Page Seven
Capital Update
Fannie Mae’s stockholders’ equity was $38.8 billion as of March 31, 2008, compared with $44.0 billion as of December 31, 2007.
Core capital as of March 31, 2008 was an estimated $42.7 billion, compared with $45.4 billion as of December 31, 2007. The company’s capital exceeded the statutory minimum by $11.3 billion, or 36.2 percent, and the statutory minimum plus the OFHEO-directed 20 percent surplus by $5.1 billion, or 13.5 percent.
On March 19, 2008, OFHEO reduced the capital surplus requirement established by Fannie Mae’s May 2006 Consent Order with OFHEO from 30 percent to 20 percent. OFHEO also announced that Fannie Mae was in full compliance with the Consent Order. In addition, OFHEO removed the limitation on the size of Fannie Mae’s mortgage portfolio, effective March 1, 2008. Subsequent actions regarding the capital surplus requirement are described on page one of this release.
Capital-raising plan: Fannie Mae is raising $6 billion in new capital through underwritten public offerings of new securities. The company commences today two offerings totaling $4 billion of common stock and non-cumulative mandatory convertible preferred stock. This offering will be followed in the very near future by an offering of non-cumulative, non-convertible preferred stock.
Net proceeds of the offerings will be used for general corporate purposes, including to enable the company to maintain a strong, conservative balance sheet, enhance long-term shareholder value, and provide stability to the secondary mortgage market, as noted on page one of this release.
All of the common stock is being newly issued by the company. Fannie Mae has granted the underwriters 30-day options to purchase from the company up to an additional 15 percent each of the common stock and non-cumulative mandatory convertible preferred stock.
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Fannie Mae Reports First Quarter 2008 Results
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The common stock and mandatory convertible preferred stock offerings will be managed by Lehman Brothers Inc., and J.P. Morgan Securities Inc., as joint book-running managers. Copies of the preliminary Offering Circulars are available on Fannie Mae’s Web site and can be obtained from both underwriters at the following addresses:
•	Lehman Brothers Inc., c/o Broadridge, Integrated Distribution Services, 1144 Long Island Avenue, Edgewood, NY 11717; fax 631-254-7140, or email: qiana.smith@broadridge.com.

•	J.P. Morgan Securities Inc., 4 Chase Metrotech Center, CS Level, Brooklyn, NY 11245, Attention: Chase Distribution & Support Service Northeast Statement Processing Phone: (718) 242-8002.
Credit Update
Fannie Mae’s credit-related expenses continued to increase in the first quarter of 2008 as a result of higher charge-offs, defaults and average loan loss severities.
Total Credit-Related Expenses. Credit-related expenses increased to $3.2 billion in the first quarter of 2008 from $3.0 billion for the fourth quarter of 2007. The key drivers are as follows:
•	The provision for credit losses attributable to the guaranty book of business increased to $2.3 billion for the first quarter of 2008, from $2.2 billion for the fourth quarter of 2007.

•	The provision for credit losses attributable to fair value losses on loans purchased from MBS trusts (“SOP-03-3”) increased to $728 million for the first quarter of 2008 from $559 million for the fourth quarter of 2007.

•	Foreclosed property expenses decreased to $170 million for the first quarter of 2008, from $179 million for the fourth quarter of 2007.
Credit Loss Ratio. Management assesses the company’s credit performance by reviewing the company’s credit loss ratio, which consists of loan charge-offs (net of recoveries and excluding losses on loans purchased from MBS trusts) plus foreclosed property expenses, as a percentage of the average guaranty book of business.
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Fannie Mae Reports First Quarter 2008 Results
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For the first quarter of 2008, the credit loss ratio was 12.6 basis points, compared with 8.1 basis points in the fourth quarter of 2007. If the fair value losses on loans purchased from MBS trusts were included, the credit loss ratio would have been 20.7 basis points for the first quarter of 2008, compared with 14.8 basis points for the fourth quarter of 2007.
Credit Loss Concentration. Credit losses on Fannie Mae’s single-family credit guaranty book of business were concentrated in states experiencing large home price declines or economic weakness, including California, Florida, Michigan and Ohio. For example, loans from Michigan made up 3.1 percent of the single-family conventional mortgage credit book of business, but 22.9 percent of credit losses in the first quarter of 2008, while loans from California made up 15.3 percent of the single-family conventional mortgage credit book of business, but 18.6 percent of credit losses, in the first quarter of 2008. Because the home price declines began in 2006 in some states, or accelerated in 2006 in other states, loans originated in 2006 and 2007 have a significantly higher loss rate than previous years’ originations. On a product basis, single-family Alt-A loan products have experienced significant losses compared to their percentage of the book both because the majority were originated at the recent peak of the national home prices, and they have higher risk characteristics such as lower documentation and a higher percentage of interest-only loans. Alt-A loans made up about 11.2 percent of the single-family conventional mortgage credit book of business and 42.7 percent of the credit losses.
Further information about the credit quality and loss experience of different portions of Fannie Mae’s single-family conventional mortgage credit book is available in the company’s Investor Summary, which is provided on the company’s Web site with this release.
Alt-A and Subprime Private-Label Securities. Fannie Mae recognized $1.1 billion in losses during the first quarter of 2008 on mortgage-related securities backed by Alt-A and subprime loans that were classified as trading securities.
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Fannie Mae Reports First Quarter 2008 Results
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In addition, the company recorded $52 million of other-than-temporary impairment on $751 million of unpaid principal balance of subprime private-label securities classified as available-for-sale (AFS). This decision was made after management concluded (based on credit analysis including internal stress test scenarios on these securities) that it was no longer probable that the company would collect all of the contractual principal and interest amounts due, or no longer intended to hold the securities until recovery. Gross unrealized losses related to Alt-A and subprime securities classified as AFS totaled $8.0 billion as of March 31, 2008, compared with $3.3 billion as of December 31, 2007, driven by widening credit spreads in the market.
Management Actions on Credit. The company continues to pursue and implement additional measures intended to help homeowners succeed. These measures include reduced participation in higher-risk mortgage segments, and tightening underwriting and eligibility standards, including requiring higher credit scores, lower loan-to-value ratios and increased documentation, and significantly reducing Alt-A acquisitions. Loss mitigation efforts include increasing company credit operations staff dedicated to on-site oversight at the offices of its largest loan-servicers to help guide loss mitigation decisions and ensure adherence to Fannie Mae policies. The company also has extended the maximum collection forbearance period for delinquent loans from four to six months, and provides incentives to attorneys and servicers to pursue alternatives to foreclosure. In addition, the company has purchased credit enhancement on riskier loans, primarily in prior quarters, and also actively monitors counterparties.
In the first quarter of 2008, Fannie Mae announced new mortgage eligibility and pricing updates for loans underwritten through Desktop Underwriter® with the release of Version 7.0, and for manually underwritten loans. These updates become effective on June 1, 2008 and include 1) new or revised credit score requirements and lower maximum loan-to-value ratio requirements for manually underwritten loans; 2) a minimum credit score of 580 for most mortgage loans delivered; 3) a longer time period (increased from four to five years) before loans are accepted from borrowers with a prior foreclosure; and 4) no further acceptance of borrowers with excessive prior mortgage delinquencies.
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Fannie Mae Reports First Quarter 2008 Results
Page Eleven
Fair Value Update
Fair value of net assets: Fannie Mae also reported a $23.6 billion decline in the non-GAAP estimated fair value of its net assets, from $35.8 billion at year-end 2007 to $12.2 billion as of March 31, 2008. The widening of mortgage-to-debt spreads caused a decline of roughly $8.4 billion. In addition, the fair value of guaranty obligations increased by approximately $16.0 billion. This increase resulted both from an increase in the underlying risk in the company’s credit guaranty book of business, as declining home prices continued to adversely affect mark-to-market loan-to-value ratios, and from an increase in the estimate of the risk premium required to take mortgage credit risk in the current market, as indicated by the pricing of new guaranty business.
Changes in Fair Value Accounting
Fannie Mae’s financial results for the first quarter of 2008 were affected by its adoption of the following new accounting standards relating to the valuation of the financial instruments it holds.
•	Fair Value Option. In connection with its adoption of Statement of Financial Accounting Standards No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (SFAS 159), effective January 1, 2008, Fannie Mae elected to report a larger portion of its financial instruments at fair value, with changes in the fair value of these instruments included in its results of operations. In connection with the company’s election to report additional financial instruments at fair value, it now reports all changes in the fair value of its trading securities, debt and derivatives collectively in the “Fair value losses, net” line item of its condensed consolidated statement of operations.

•	Fair Value Measurements. In connection with the company’s adoption of SFAS No. 157, Fair Value Measurements (SFAS 157), on January 1, 2008, Fannie Mae implemented a prospective change in its method of measuring the fair value of the guaranty obligations it incurs when it enters into guaranty contracts. Accordingly, the company no longer recognizes losses or records deferred profit in its financial statements at inception of its guaranty contracts issued after December 31, 2007.
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Fannie Mae Reports First Quarter 2008 Results
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This change had a favorable impact on the company’s results of operations for the quarter. Although the company no longer recognizes losses at the inception of its guaranty contracts, it will continue to accrete previously recognized losses into its guaranty fee income over time until these losses have been fully amortized. The change in the company’s method of measuring the fair value of its guaranty obligations contributed to a significant decline in the non-GAAP estimated fair value of its net assets as of March 31, 2008.
Hedge accounting. Beginning in April 2008, Fannie Mae implemented fair value hedge accounting with respect to its derivatives to hedge, for accounting purposes, the interest rate risk related to some of its mortgage assets. The company believes the application of hedge accounting will allow it to offset the fair value gains or losses on some of its derivative instruments against the corresponding fair value losses or gains attributable to changes in interest rates on the specific hedged mortgage assets. As a result, the company expects a reduction in the level of volatility in its financial results that is attributable to changes in interest rates. However, the company’s implementation of hedge accounting will not affect its exposure to spread risk or the volatility in its financial results that result from changes in credit spreads.
Outlook
Fannie Mae expects severe weakness in the housing market to continue in 2008. The company believes this housing weakness will lead to increased delinquencies, defaults and foreclosures on mortgage loans, and slower growth in U.S. residential mortgage debt outstanding, in 2008. Based on this market outlook, Fannie Mae currently has the following expectations about its financial performance in 2008:
•	Credit. Management’s preliminary estimate is that home prices declined by approximately 3 percent during the first quarter of 2008, which exceeded the pace of the decline anticipated when the company provided its full year forecast of home price declines of 5 to 7 percent for 2008. Therefore, the company is updating its full-year estimate for home price declines in 2008 to a range of 7 to 9 percent on a national basis, with significant regional differences in the rate of home price declines.
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Fannie Mae Reports First Quarter 2008 Results
Page Thirteen
Based on this and related increases in anticipated loan loss severity on foreclosures during the first quarter, management now expects that the credit loss ratio will be between 13 and 17 basis points for the full year 2008.

•	Capital. Management believes that the additional capital being raised, as described in this release, will enable the company to pursue growth and investment opportunities while also maintaining a prudent capital cushion in a volatile and challenging market through 2008 and 2009. Although future credit conditions are difficult to predict, the company plans capital using stress scenarios that, among other things, assume credit losses that are significantly higher than its current estimates, including default rate assumptions developed from the company’s experience with the economic conditions in California in the 1990s, extrapolated for most of the nation. Management believes that credit losses will increase in 2009 relative to 2008.

•	Business growth. Management believes that Fannie Mae’s single-family guaranty book of business will continue to grow faster than the rate of overall growth in U.S. residential mortgage debt outstanding, and that guaranty fee income will also grow in 2008 as compared to 2007. Single-family business volume has benefited in recent months from a significant reduction in competition from private issuers of mortgage-related securities and reduced demand for mortgage assets from other market participants. Fannie Mae also has experienced — and expects to continue to experience — increased competition from the Federal Housing Administration (FHA) due to the recent increase in the maximum loan limit for FHA-insured loans in specified high-cost metropolitan areas to $729,750 from a previous limit of $362,790 pursuant to the Economic Stimulus Act of 2008. This increased competition may negatively affect the company’s single-family business volume in 2008. Single-family business volume may also be reduced by the additional price increases and underwriting changes the company is implementing this year.
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Fannie Mae Reports First Quarter 2008 Results
Page Fourteen
•	Net interest income. Management expects that if the interest-rate yield curve continues to remain steep throughout 2008, and if option-adjusted spreads on mortgage assets remain at historically high levels, the company’s taxable-equivalent net interest yield for the full year would increase over the taxable-equivalent net interest yield of 61 basis points for 2007. If current market conditions continue, the company expects its tax-equivalent net interest yield (excluding the benefit received from the redemption of step-rate debt securities during the first quarter of 2008) to continue to increase for the remainder of 2008.
The company provides additional detail on trends that may affect the result of operations, financial condition, liquidity and regulatory capital position in future periods in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of the Form 10-Q.
“As the market correction continues, we will continue to play both offense and defense,” Mudd said. “Defense means building and conserving our capital, helping homeowners succeed, controlling our credit losses, and maintaining adequate reserves for further credit losses as the correction plays out. Offense means using our capital to help the market through this period and pursuing extraordinary opportunities to purchase and guarantee high-quality, well-priced mortgage assets. By helping the market bridge this crisis and get to recovery, Fannie Mae can build a strong book of business and shareholder value for the future.”
Conference Call
Fannie Mae will host a conference call for the investment community today at 10:30 a.m., Eastern Time. Mary Lou Christy, Senior Vice President, Investor Relations, will host the call. Daniel H. Mudd, President and Chief Executive Officer, Stephen M. Swad, Executive Vice President and Chief Financial Officer, and Robert Levin, Executive Vice President and Chief Business Officer, will address investors and analysts and will be available for a question-and-answer session along with other members of senior management.
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Fannie Mae Reports First Quarter 2008 Results
Page Fifteen
The dial-in number for the call is 1-877-209-9922 or, for international callers, 612-332-0932. The confirmation code is 9200753. Please dial in 5 to 10 minutes prior to the start of the call. A replay of the call will be available for 30 days starting at 1:00 p.m. Eastern Time on May 6, through midnight Eastern Time on June 3.
The replay number for the call is 1-800-475-6701, or for international callers, 320-365-3844. The confirmation code is 920753. The conference call will also be Web cast at www.fanniemae.com and will be available for 30 days after the call.
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Certain statements in this press release, including those relating to future performance, income, credit-related expenses, credit losses, net interest yield, guaranty fees, fair value of assets, other expenses, income and losses; current view of industry trends and our expectations for the industry; future plans; the volatility of financial results; plans to raise capital and the amount, as well as planned use of the net proceeds; and future business activities, may be considered forward-looking statements within the meaning of the federal securities laws. Although Fannie Mae believes that the expectations set forth in these statements are based upon reasonable assumptions, Fannie Mae’s future plans, operations and its actual performance may differ materially from what is indicated in any forward-looking statements. Additional information that could cause actual results to differ materially from these statements are detailed in Fannie Mae’s quarterly report on Form 10-Q for the period ended March 31, 2008, and its annual report on Form 10-K for the year ended December 31, 2007, including the “Risk Factors” section in these reports, and in its reports on Form 8-K.
All forms Fannie Mae filed with the SEC can also be obtained on the company’s web site at www.fanniemae.com/ir/sec/.
Fannie Mae is a shareholder-owned company with a public mission. We exist to expand affordable housing and bring global capital to local communities in order to serve the U.S. housing market. Fannie Mae has a federal charter and operates in America’s secondary mortgage market to ensure that mortgage bankers and other lenders have enough funds to lend to home buyers at low rates. In 2008, we mark our 70th year of service to America’s housing market. Our job is to help to those who house America.
This press release does not constitute an offer to sell or the solicitation of an offer to buy securities of Fannie Mae. Nothing in this press release constitutes advice on the merits of buying or selling a particular investment. Any investment decision as to any purchase of securities referred to herein must be made solely on the basis of information contained in Fannie Mae’s applicable offering documents, and that no reliance may be placed on the completeness or accuracy of the information contained in this press release.
You should not deal in securities unless you understand their nature and the extent of your exposure to risk. You should be satisfied that they are suitable for you in the light of your circumstances and financial position. If you are in any doubt you should consult an appropriately qualified financial advisor.
Desktop Underwriter is a registered mark of Fannie Mae. Unauthorized use of this mark is prohibited.

ANNEX I
FANNIE MAE

Condensed Consolidated Balance Sheets
(Dollars in millions, except share amounts)
(Unaudited)

	As of
	March 31,	December 31,
	2008	2007

ASSETS
Cash and cash equivalents	$1,997	$3,941
Restricted cash	307	561
Federal funds sold and securities purchased under agreements to resell	20,484	49,041
Investments in securities:
Trading, at fair value (includes Fannie Mae MBS of $56,102 and $40,458 as of March 31, 2008 and December 31, 2007, respectively)	110,573	63,956
Available-for-sale, at fair value (includes Fannie Mae MBS of $119,064 and $138,943 as of March 31, 2008 and December 31, 2007, respectively)	228,228	293,557

Total investments in securities	338,801	357,513

Mortgage loans:
Loans held for sale, at lower of cost or market	8,486	7,008
Loans held for investment, at amortized cost	403,442	397,214
Allowance for loan losses	(993)	(698)

Total loans held for investment, net of allowance	402,449	396,516

Total mortgage loans	410,935	403,524
Advances to lenders	11,732	12,377
Accrued interest receivable	3,676	3,812
Acquired property, net	4,721	3,602
Derivative assets at fair value	1,037	885
Guaranty assets	9,823	9,666
Deferred tax assets	17,806	12,967
Partnership investments	10,579	11,000
Other assets	11,329	10,500

Total assets	$843,227	$879,389

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Accrued interest payable	$6,622	$7,512
Federal funds purchased and securities sold under agreements to repurchase	711	869
Short-term debt (includes debt at fair value of $4,501 as of March 31, 2008)	215,916	234,160
Long-term debt (includes debt at fair value of $15,132 as of March 31, 2008)	544,424	562,139
Derivative liabilities at fair value	4,123	2,217
Reserve for guaranty losses (includes $315 and $211 as of March 31, 2008 and December 31, 2007, respectively, related to Fannie Mae MBS included in Investments in securities)	4,202	2,693
Guaranty obligations (includes $612 and $661 as of March 31, 2008 and December 31, 2007, respectively, related to Fannie Mae MBS included in Investments in securities)	15,521	15,393
Partnership liabilities	3,757	3,824
Other liabilities	8,957	6,464

Total liabilities	804,233	835,271

Minority interests in consolidated subsidiaries	158	107
Commitments and contingencies (Note 17)	—	—
Stockholders’ Equity:
Preferred stock, 700,000,000 shares authorized — 466,375,000 shares issued and outstanding as of March 31, 2008 and December 31, 2007	16,913	16,913
Common stock, no par value, no maximum authorization — 1,129,090,420 shares issued as of March 31, 2008 and December 31, 2007; 975,406,899 shares and 974,104,578 shares outstanding as of March 31, 2008 and December 31, 2007, respectively	593	593
Additional paid-in capital	1,622	1,831
Retained earnings	30,844	33,548
Accumulated other comprehensive loss	(3,841)	(1,362)
Treasury stock, at cost, 153,683,521 shares and 154,985,842 shares as of March 31, 2008 and December 31, 2007, respectively	(7,295)	(7,512)

Total stockholders’ equity	38,836	44,011

Total liabilities and stockholders’ equity	$843,227	$879,389

See Notes to Condensed Consolidated Financial Statements.

FANNIE MAE

Condensed Consolidated Statements of Operations
(Dollars and shares in millions, except per share amounts)
(Unaudited)

	For the
	Three Months Ended
	March 31,
	2008	2007

Interest income:
Trading securities	$1,737	$191
Available-for-sale securities	3,085	5,212
Mortgage loans	5,662	5,385
Other	458	218

Total interest income	10,942	11,006

Interest expense:
Short-term debt	2,561	2,216
Long-term debt	6,691	7,596

Total interest expense	9,252	9,812

Net interest income	1,690	1,194

Guaranty fee income (includes imputed interest of $235 and $279 for the three months ended March 31, 2008 and 2007, respectively)	1,752	1,098
Losses on certain guaranty contracts	—	(283)
Trust management income	107	164
Investment gains (losses), net	(111)	295
Fair value losses, net	(4,377)	(566)
Debt extinguishment losses, net	(145)	(7)
Losses from partnership investments	(141)	(165)
Fee and other income	227	277

Non-interest income (loss)	(2,688)	813

Administrative expenses:
Salaries and employee benefits	286	356
Professional services	136	246
Occupancy expenses	54	59
Other administrative expenses	36	37

Total administrative expenses	512	698
Minority interest in earnings of consolidated subsidiaries	—	1
Provision for credit losses	3,073	249
Foreclosed property expense	170	72
Other expenses	360	96

Total expenses	4,115	1,116

Income (loss) before federal income taxes and extraordinary losses	(5,113)	891
Benefit for federal income taxes	(2,928)	(73)

Income (loss) before extraordinary losses	(2,185)	964
Extraordinary losses, net of tax effect	(1)	(3)

Net income (loss)	$(2,186)	$961

Preferred stock dividends and issuance costs at redemption	(322)	(135)

Net income (loss) available to common stockholders	$(2,508)	$826

Basic earnings (loss) per share:
Earnings (loss) before extraordinary losses	$(2.57)	$0.85
Extraordinary losses, net of tax effect	—	—

Basic earnings (loss) per share	$(2.57)	$0.85

Diluted earnings (loss) per share:
Earnings (loss) before extraordinary losses	$(2.57)	$0.85
Extraordinary losses, net of tax effect	—	—

Diluted earnings (loss) per share	$(2.57)	$0.85

Cash dividends per common share	$0.35	$0.40
Weighted-average common shares outstanding:
Basic	975	973
Diluted	975	974

See Notes to Condensed Consolidated Financial Statements.

FANNIE MAE

Condensed Consolidated Statements of Cash Flows
(Dollars in millions)
(Unaudited)

	For the
	Three Months
	Ended
	March 31,
	2008	2007

Cash flows provided by (used in) operating activities:
Net income (loss)	$(2,186)	$961
Amortization of debt cost basis adjustments	2,731	2,374
Derivatives fair value adjustments	1,971	1,508
Purchases of loans held for sale	(15,103)	(5,968)
Proceeds from repayments of loans held for sale	132	129
Net change in trading securities	42,483	(2,025)
Other, net	90	(708)

Net cash provided by (used in) operating activities	30,118	(3,729)
Cash flows provided by investing activities:
Purchases of trading securities held for investment	(389)	—
Proceeds from maturities of trading securities held for investment	2,461	—
Proceeds from sales of trading securities held for investment	2,443	—
Purchases of available-for-sale securities	(5,318)	(49,207)
Proceeds from maturities of available-for-sale securities	8,291	39,104
Proceeds from sales of available-for-sale securities	3,055	30,673
Purchases of loans held for investment	(14,712)	(14,029)
Proceeds from repayments of loans held for investment	12,655	14,849
Advances to lenders	(29,778)	(8,632)
Net proceeds from disposition of acquired property	(327)	482
Net change in federal funds sold and securities purchased under agreements to resell	29,194	(2,451)
Other, net	162	126

Net cash provided by investing activities	7,737	10,915
Cash flows used in financing activities:
Proceeds from issuance of short-term debt	505,103	474,440
Payments to redeem short-term debt	(525,882)	(485,098)
Proceeds from issuance of long-term debt	87,972	58,756
Payments to redeem long-term debt	(106,179)	(53,756)
Net change in federal funds purchased and securities sold under agreements to repurchase	(149)	167
Other, net	(664)	(1,226)

Net cash used in financing activities	(39,799)	(6,717)
Net increase (decrease) in cash and cash equivalents	(1,944)	469
Cash and cash equivalents at beginning of period	3,941	3,239

Cash and cash equivalents at end of period	$1,997	$3,708

Cash paid during the period for:
Interest	$10,187	$9,965
Income taxes	220	1,088
Non-cash activities:
Securitization-related transfers from mortgage loans held for sale to investments in securities	$10,445	$4,425
Net transfers of loans held for sale to loans held for investment	3,275	498
Net deconsolidation transfers from mortgage loans held for sale to investments in securities	(83)	162
Transfers from advances to lenders to trading securities	28,333	7,741
Net consolidation-related transfers from investments in securities to mortgage loans held for investment	655	1,762
Transfers to trading securities from the effect of adopting SFAS 159	56,217	—

See Notes to Condensed Consolidated Financial Statements.

FANNIE MAE

Condensed Consolidated Statements of Changes in Stockholders’ Equity
(Dollars and shares in millions, except per share amounts)
(Unaudited)

							Accumulated
					Additional		Other		Total
	Shares Outstanding		Preferred	Common	Paid-In	Retained	Comprehensive	Treasury	Stockholders’
	Preferred	Common	Stock	Stock	Capital	Earnings	Income (Loss)	Stock	Equity

Balance as of December 31, 2006	132	972	$9,108	$593	$1,942	$37,955	$(445)	$(7,647)	$41,506
Cumulative effect from the adoption of FIN 48, net of tax	—	—	—	—	—	4	—	—	4

Balance as of January 1, 2007, adjusted	132	972	9,108	593	1,942	37,959	(445)	(7,647)	41,510
Comprehensive income:
Net income	—	—	—	—	—	961	—	—	961
Other comprehensive income, net of tax effect:
Unrealized gains on available-for-sale securities (net of tax of $185)	—	—	—	—	—	—	343	—	343
Reclassification adjustment for gains included in net income (net of tax of $81)	—	—	—	—	—	—	(150)	—	(150)
Unrealized losses on guaranty assets and guaranty fee buy-ups (net of tax of $15)	—	—	—	—	—	—	(27)	—	(27)
Net cash flow hedging losses (net of tax of $1)	—	—	—	—	—	—	(1)	—	(1)
Prior service cost and actuarial gains, net of amortization for defined benefit plans (net of tax of $1)	—	—	—	—	—	—	1	—	1

Total comprehensive income									1,127
Common stock dividends ($0.40 per share)	—	—	—	—	—	(390)	—	—	(390)
Preferred stock dividends	—	—	—	—	—	(129)	—	—	(129)
Preferred stock redeemed	(14)	—	(700)	—	—	—	—	—	(700)
Treasury stock issued for stock options and benefit plans	—	1	—	—	(108)	—	—	121	13

Balance as of March 31, 2007	118	973	$8,408	$593	$1,834	$38,401	$(279)	$(7,526)	$41,431

Balance as of December 31, 2007	466	974	$16,913	$593	$1,831	$33,548	$(1,362)	$(7,512)	$44,011
Cumulative effect from the adoption of SFAS 157 and SFAS 159, net of tax	—	—	—	—	—	148	(93)	—	55

Balance as of January 1, 2008, adjusted	466	974	16,913	593	1,831	33,696	(1,455)	(7,512)	44,066
Comprehensive loss:
Net loss	—	—	—	—	—	(2,186)	—	—	(2,186)
Other comprehensive loss, net of tax effect:
Unrealized losses on available-for-sale securities (net of tax of $1,260)	—	—	—	—	—	—	(2,339)	—	(2,339)
Reclassification adjustment for gains included in net loss (net of tax of $5)	—	—	—	—	—	—	(9)	—	(9)
Unrealized losses on guaranty assets and guaranty fee buy-ups (net of tax of $20)	—	—	—	—	—	—	(38)	—	(38)

Total comprehensive loss									(4,572)
Common stock dividends ($0.35 per share)	—	—	—	—	—	(344)	—	—	(344)
Preferred stock dividends	—	—	—	—	—	(322)	—	—	(322)
Treasury stock issued for stock options and benefit plans	—	1	—	—	(209)	—	—	217	8

Balance as of March 31, 2008	466	975	$16,913	$593	$1,622	$30,844	$(3,841)	$(7,295)	$38,836

See Notes to Condensed Consolidated Financial Statements.

Supplemental Non-GAAP Consolidated Fair Value Balance Sheets(1)

	As of March 31, 2008					As of December 31, 2007
	GAAP					GAAP
	Carrying		Fair Value	Estimated		Carrying	Fair Value	Estimated
	Value		Adjustment(1)	Fair Value		Value(2)	Adjustment(1)	Fair Value(2)
				(Dollars in millions)

Assets:
Cash and cash equivalents	$2,304		$—	$2,304	(3)	$4,502	$—	$4,502	(3)
Federal funds sold and securities purchased under agreements to resell	20,484		15	20,499	(3)	49,041	—	49,041	(3)
Trading securities	110,573		—	110,573	(3)	63,956	—	63,956	(3)
Available-for-sale securities	228,228		—	228,228	(3)	293,557	—	293,557	(3)
Mortgage loans:
Mortgage loans held for sale	8,486		147	8,633	(4)	7,008	75	7,083	(4)
Mortgage loans held for investment, net of allowance for loan losses	402,449		4,118	406,567	(4)	396,516	70	396,586	(4)
Guaranty assets of mortgage loans held in portfolio	—		3,711	3,711	(4)(5)	—	3,983	3,983	(4)(5)
Guaranty obligations of mortgage loans held in portfolio	—		(7,915)	(7,915	)(4)(5)	—	(4,747)	(4,747	)(4)(5)

Total mortgage loans	410,935		61	410,996	(3)(4)	403,524	(619)	402,905	(3)(4)
Advances to lenders	11,732		(265)	11,467	(3)	12,377	(328)	12,049	(3)
Derivative assets at fair value	1,037		—	1,037	(3)	885	—	885	(3)
Guaranty assets and buy-ups, net	10,808		3,481	14,289	(3)(5)	10,610	3,648	14,258	(3)(5)

Total financial assets	796,101		3,292	799,393	(3)	838,452	2,701	841,153	(3)
Master servicing assets and credit enhancements	1,592		5,011	6,603	(5)(6)	1,783	2,844	4,627	(5)(6)
Other assets	45,534		15,195	60,729	(6)(7)	39,154	5,418	44,572	(6)(7)

Total assets	$843,227		$23,498	$866,725		$879,389	$10,963	$890,352

Liabilities:
Federal funds purchased and securities sold under agreements to repurchase	$711		$—	$711	(3)	$869	$—	$869	(3)
Short-term debt	215,916	(8)	526	216,442	(3)	234,160	208	234,368	(3)
Long-term debt	544,424	(8)	25,616	570,040	(3)	562,139	18,194	580,333	(3)
Derivative liabilities at fair value	4,123		—	4,123	(3)	2,217	—	2,217	(3)
Guaranty obligations	15,521		29,578	45,099	(3)	15,393	5,156	20,549	(3)

Total financial liabilities	780,695		55,720	836,415	(3)	814,778	23,558	838,336	(3)
Other liabilities	23,538		(5,596)	17,942	(9)	20,493	(4,383)	16,110	(9)

Total liabilities	804,233		50,124	854,357		835,271	19,175	854,446
Minority interests in consolidated subsidiaries	158		—	158		107	—	107
Stockholders’ Equity (Deficit):
Preferred	16,913		(2,633)	14,280	(10)	16,913	(1,565)	15,348	(10)
Common	21,923		(23,993)	(2,070	)(11)	27,098	(6,647)	20,451	(11)

Total stockholders’ equity/non-GAAP fair value of net assets	$38,836		$(26,626)	$12,210		$44,011	$(8,212)	$35,799

Total liabilities and stockholders’ equity	$843,227		$23,498	$866,725		$879,389	$10,963	$890,352

See Explanation and Reconciliation of Non-GAAP Measures to GAAP Measures

Explanation and Reconciliation of Non-GAAP Measures to GAAP Measures

(1)	Each of the amounts listed as a “fair value adjustment” represents the difference between the carrying value included in our GAAP condensed consolidated balance sheets and our best judgment of the estimated fair value of the listed item.

(2)	Certain prior period amounts have been reclassified to conform to the current period presentation.

(3)	We determined the estimated fair value of these financial instruments in accordance with the fair value guidelines outlined in SFAS No. 157, as described in “Notes to Condensed Consolidated Financial Statements—Note 16, Fair Value of Financial Instruments.” In Note 16, we also disclose the carrying value and estimated fair value of our total financial assets and total financial liabilities as well as discuss the methodologies and assumptions we use in estimating the fair value of our financial instruments.

(4)	We have separately presented the estimated fair value of “Mortgage loans held for sale,” “Mortgage loans held for investment, net of allowance for loan losses,” “Guaranty assets of mortgage loans held in portfolio” and “Guaranty obligations of mortgage loans held in portfolio,” which, taken together, represent total mortgage loans reported in our GAAP condensed consolidated balance sheets. In order to present the fair value of our guarantees in these non-GAAP consolidated fair value balance sheets, we have separated (i) the embedded fair value of the guaranty assets, based on the terms of our intra-company guaranty fee allocation arrangement, and the embedded fair value of the obligation from (ii) the fair value of the mortgage loans held for sale and the mortgage loans held for investment. We believe this presentation provides transparency into the components of the fair value of the mortgage loans associated with the activities of our guaranty businesses and the components of the activities of our capital markets business, which is consistent with the way we manage risks and allocate revenues and expenses for segment reporting purposes. While the carrying values and estimated fair values of the individual line items may differ from the amounts presented in Note 16 of the condensed consolidated financial statements, the combined amounts together equal the carrying value and estimated fair value amounts of total mortgage loans in Note 16.

(5)	In our GAAP condensed consolidated balance sheets, we report the guaranty assets associated with our outstanding Fannie Mae MBS and other guarantees as a separate line item and include buy-ups, master servicing assets and credit enhancements associated with our guaranty assets in “Other assets.” The GAAP carrying value of our guaranty assets reflects only those guaranty arrangements entered into subsequent to our adoption of FIN No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others (an interpretation of FASB Statements No. 5, 57, and 107 and rescission of FIN No. 34) (“FIN 45”), on January 1, 2003. On a GAAP basis, our guaranty assets totaled $9.8 billion and $9.7 billion as of March 31, 2008 and December 31, 2007, respectively. The associated buy-ups totaled $985 million and $944 million as of March 31, 2008 and December 31, 2007, respectively. In our non-GAAP supplemental consolidated fair value balance sheets, we also disclose the estimated guaranty assets and obligations related to mortgage loans held in our portfolio. The aggregate estimated fair value of the guaranty asset-related components totaled $16.7 billion and $18.1 billion as of March 31, 2008 and December 31, 2007, respectively. These components represent the sum of the following line items in this table: (i) Guaranty assets of mortgage loans held in portfolio; (ii) Guaranty obligations of mortgage loans held in portfolio, (iii) Guaranty assets and buy-ups; and (iv) Master servicing assets and credit enhancements. See “Critical Accounting Policies and Estimates—Change in Measuring the Fair Value of Guaranty Obligations”

(6)	The line items “Master servicing assets and credit enhancements” and “Other assets” together consist of the assets presented on the following five line items in our GAAP condensed consolidated balance sheets: (i) Accrued interest receivable; (ii) Acquired property, net; (iii) Deferred tax assets; (iv) Partnership investments; and (v) Other assets. The carrying value of these items in our GAAP condensed consolidated balance sheets together totaled $48.1 billion and $41.9 billion as of March 31, 2008 and December 31, 2007, respectively. We deduct the carrying value of the buy-ups associated with our guaranty obligation, which totaled $985 million and $944 million as of March 31, 2008 and December 31, 2007, respectively, from “Other assets” reported in our GAAP condensed consolidated balance sheets because buy-ups are a financial instrument that we combine with guaranty assets in our SFAS 107 disclosure in Note 16. We have estimated the fair value of master servicing assets and credit enhancements based on our fair value methodologies discussed in Note 16.

(7)	With the exception of partnership investments and deferred tax assets, the GAAP carrying values of other assets generally approximate fair value. While we have included partnership investments at their carrying value in each of the non-GAAP supplemental consolidated fair value balance sheets, the fair values of these items are generally different from their GAAP carrying values, potentially materially. Our LIHTC partnership investments included in partnership investments had a carrying value of $7.7 billion and $8.1 billion and an estimated fair value of $8.7 billion and $9.3 billion as of March 31, 2008 and December 31, 2007, respectively. We assume that certain other assets, consisting primarily of prepaid expenses, have no fair value. Our GAAP-basis deferred tax assets are described in “Notes to Condensed Consolidated Financial Statements—Note 10, Income Taxes.” We adjust the GAAP-basis deferred income taxes for purposes of each of our non-GAAP supplemental consolidated fair value balance sheets to include estimated income taxes on the difference between our non-GAAP supplemental consolidated fair value balance sheets net assets, including deferred taxes from the GAAP condensed consolidated balance sheets, and our GAAP condensed consolidated balance sheets stockholders’ equity. Because our adjusted deferred income taxes are a net asset in each year, the amounts are included in our non-GAAP fair value balance sheets as a component of other assets.
(8)	Includes short-term debt and long-term debt at fair value totaling $4.5 billion and $15.1 billion, respectively, as of March 31, 2008.

(9)	The line item “Other liabilities” consists of the liabilities presented on the following four line items in our GAAP condensed consolidated balance sheets: (i) Accrued interest payable; (ii) Reserve for guaranty losses; (iii) Partnership liabilities; and (iv) Other liabilities. The carrying value of these items in our GAAP condensed consolidated balance sheets together totaled $23.5 billion and $20.5 billion as of March 31, 2008 and December 31, 2007, respectively. The GAAP carrying values of these other liabilities generally approximate fair value. We assume that certain other liabilities, such as deferred revenues, have no fair value.

(10)	“Preferred stockholders’ equity” is reflected in our non-GAAP supplemental condensed consolidated fair value balance sheets at the estimated fair value amount.

(11)	“Common stockholders’ equity” consists of the stockholders’ equity components presented on the following five line items in our GAAP consolidated balance sheets: (i) Common stock; (ii) Additional paid-in capital; (iii) Retained earnings; (iv) Accumulated other comprehensive loss; and (v) Treasury stock, at cost. “Common stockholders’ equity” is the residual of the excess of the estimated fair value of total assets over the estimated fair value of total liabilities, after taking into consideration preferred stockholders’ equity and minority interest in consolidated subsidiaries.